Exhibit 99.1

Texas Roadhouse, Inc. Announces First Quarter 2006 Results

LOUISVILLE, Ky, (May 1, 2006) – Texas Roadhouse, Inc. (Nasdaq: TXRH), today announced financial results for the 13 week period ended March 28, 2006.

	First Quarter
($000’s)	2006	2005	% Change

Total revenue	149,399	111,067	35
Income from operations	14,097	13,777	2
Net income	8,182	8,958	(9)
Diluted EPS	$0.11	$0.12	(8)

Highlights for the quarter:

•                  Comparable restaurant sales increased 6.4% at company restaurants and 5.3% at franchise restaurants; and

•                  Excluding non-comparable items, diluted earnings per share increased 33%.

G.J. Hart, President and Chief Executive Officer of Texas Roadhouse commented, “We are off to a strong start for the year. Comparable restaurant sales increased over 6% including over 4% growth in transactions. Excluding non-comparable year-over-year items, diluted earnings per share increased over 30%. Looking ahead, I believe we are well-positioned to achieve solid growth for the balance of the year, despite the recent spike in oil prices and continued utility inflation.”

Reported results for the first quarter include the following non-comparable items:

•                       A non-cash after-tax charge of approximately $1.5 million or $0.02 per diluted share relating to the expensing of stock options due to the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment (SFAS No. 123R);

•                       An after-tax expense of approximately $1.6 million or $0.02 per diluted share relating to our annual managing partner conference which occurred during the first quarter of 2006. In 2005, our annual conference occurred during the second quarter, in which we recorded an after-tax expense of approximately $1.3 million; and

•                       A non-cash charge of approximately $0.8 million or $0.01 per diluted share relating to the application of EITF 04-1, Accounting for Preexisting Relationships between the Parties to a Business Combination. This charge, which is non-deductible for tax purposes, relates to our acquisition of 11 franchise restaurants early in the first quarter of 2006 and was more fully described in our 2005 annual report on Form 10-K and previous two quarterly press releases.

Other highlights for the quarter include:

•                  Four company restaurants and one franchise restaurant opened;

•                  Restaurant operating costs, as a percentage of sales, were 15 basis points higher than the first quarter of 2005. Excluding stock option expense and the impact of the franchise acquisitions, restaurant operating costs, as a percentage of sales, were 40 basis points lower than the first quarter of 2005;

•                  Pre-opening expenses increased $1.2 million quarter-over-quarter. Substantially more restaurants were in the development pipeline in the first quarter of 2006 versus the first quarter of 2005; and

•                  Our effective tax rate increased to 40.0% in first quarter of 2006 from 35.3% in the first quarter of 2005 as a result of our adoption of SFAS No. 123R and the charge relating to the application of EITF 04-1.

Outlook for 2006

The Company reported that comparable restaurant sales for the first four weeks of the 13 week second fiscal quarter ending June 27, 2006 increased approximately 1% over the comparable 2005 period. This four week period included the timing shift of Easter from the first quarter of 2005 to the second quarter of 2006. Excluding Easter week, comparable restaurant sales increased approximately 2% for three of the first four weeks of the second quarter.

For the full year 2006, management currently estimates that it will achieve diluted earnings per share of at least $0.44 to $0.45. This forecast includes the impact of stock option expense and the franchise acquisitions which were completed earlier this year and is unchanged from the guidance provided in last quarter’s press release.

Conference Call

The Company is hosting a conference call today, May 1, 2006, at 5:00 p.m. Eastern Time to discuss these results. The dial-in number is (866) 543-6403 and the pass code is 59747859. A replay of the call will be available until May 8, 2006. To access the replay, please dial (888) 286-8010, and use 44023399 as the pass code.

There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates 226 restaurants system-wide in 42 states. For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance for the full year 2006, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening during full year 2006, the sales at these and our other company-owned and franchised restaurants, our ability to control other restaurant operating costs, our ability to integrate the franchise restaurants which we acquire and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Scott Colosi

502-515-7300

Media

Juli Hart

502-515-7235

Travis Doster

502-638-5457

Texas Roadhouse, Inc.

Supplemental Financial and Operating Information

($ amounts in thousands)

(unaudited)

	First Quarter		Change
	2006	2005	vs LY

Restaurant openings
Company	4	4	0
Franchise	1	1	0
Total	5	5	0

Restaurant acquisitions
Company	11	0	11
Franchise	(11)	0	(11)
Total	0	0	0

Restuarants open at the end of the quarter
Company	142	111	31
Franchise	84	87	(3)
Total	226	198	28

Company-owned restaurants
Restaurant sales	$146,874	$108,607	35.2%
Store weeks	1,808	1,408	28.4%
Comparable restaurant sales growth (1)	6.4%	6.7%
Average unit volume (2)	1,051	993	5.8%

Restaurant costs (as a % of restaurant sales)

Cost of sales	35.2%	35.0%	13	bps
Labor	27.1%	26.9%	21	bps
Rent	1.6%	1.9%	(26	) bps
Other operating	16.1%	16.0%	6	bps
Total	80.0%	79.8%	15	bps

Franchise-owned restaurants
Franchise royalties and fees	$2,525	$2,460	2.6%
Store weeks	1,080	1,118	(3.4)%
Comparable restaurant sales growth (1)	5.3%	6.1%
Average unit volume (2)	986	942	4.7%

Pre-opening expense	$2,582	$1,364	89.3%

Depreciation and amortization	$4,906	$3,248	51.0%
As a % of revenue	3.3%	2.9%	36	bps

General & administrative expenses	$10,355	$5,981	73.1%
As a % of revenue	6.9%	5.4%	155	bps

Interest expense (income)	$344	$(43)	NM
Minority interest	$207	$27	NM

(1)  Comparable restaurant sales growth includes sales from restaurants open 18 months as of the beginning of the measurement period.

(2)  Average unit volume includes sales from restaurants open six months as of the beginning of the measurement period.

NM - not meaningful

Amounts may not foot due to rounding.

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended
	March 28, 2006	March 29, 2005

Revenue:
Restaurant sales	$146,874	$108,607
Franchise royalties and fees	2,525	2,460

Total revenue	149,399	111,067

Costs and expenses:
Restaurant operating costs:
Cost of sales	51,632	38,034
Labor	39,857	29,243
Rent	2,376	2,037
Other operating	23,594	17,383
Pre-opening	2,582	1,364
Depreciation and amortization	4,906	3,248
General and administrative	10,355	5,981

Total costs and expenses	135,302	97,290

Income from operations	14,097	13,777

Interest expense (income), net	344	(43)
Minority interest	207	27
Equity income from investments in unconsolidated affiliates	88	52

Income before taxes	13,634	13,845
Provision for income taxes	5,452	4,887

Net income	$8,182	$8,958

Net income per common share:
Basic	$0.11	$0.13
Diluted	$0.11	$0.12

Weighted average shares outstanding:
Basic	73,363	67,348
Diluted	76,460	72,700

Reconciliation of Non-GAAP Measurements to GAAP Results

(in thousands, except per share data)

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) throughout this document, the Company has provided non-GAAP measurements which present operating results on a basis before the impact from franchise acquisitions and non-comparable items. The impact from franchise acquisitions relates to the operating results for the first quarter of 2006 of the 11 franchise restaurants acquired on December 28, 2005. Non-comparable items include stock option expense, 2006 annual conference expense, and a non-cash charge relating to the application of EITF 04-1. All of these items are described in further detail throughout this document.

The Company used earnings before the impact of franchise acquisitions and non-comparable items as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP. Rather, the Company believes that the presentation of results before the impact of franchise acquisitions and non-comparable items provides additional information to facilitate the comparison of past and present operations, excluding items that the Company does not believe are indicative of our ongoing operations and items which did not impact our financial statements in the quarter ended March 29, 2005.

Detail of Non-Comparable Items

	Stock Option Expense	Annual Conference Expenses	Charge relating to EITF 04-1	Total
Labor	$888	$—	$—	$888
G&A	954	2,350	786	4,090
Total non-comparable items	1,842	2,350	786	4,978
Tax on non-comparable items	(363)	(767)	—	(1,130)
Total	$1,479	$1,583	$786	$3,848

Detail of Impact of Franchise Acquisitions
Restaurant sales	$10,768
Restaurant operating costs	8,466
Depreciation	368
Reported income from operations	1,934
Foregone franchise royalty income	357
Incremental income from operations due to franchise acquisitions	$1,577

Reconciliation of Restaurant Sales and Operating Costs to Restaurant Sales and  Operating Costs excluding Acquisitions and Non-Comparable Items

	Q1 2006		Q1 2005
	$	% of Restaurant Sales	$	% of Restaurant Sales	Change vs LY

Restaurant sales	$146,874		$108,607		35.2%

Impact of franchise acquisitions	10,768		—

Restaurant sales excluding acquisitions	$136,106		$108,607		25.3%

Restaurant operating costs	$117,459	80.0%	$86,697	79.8%	15	bps

Impact of franchise acquisitions	8,466
Stock option expense	888		—
Restaurant operating costs excluding acquisitions and non-comparable items	$108,105	79.4%	$86,697	79.8%	(40	) bps

Reconciliation of Income from Operations to Income from Operations excluding Acquisitions and Non-Comparable Items

			Change vs
	Q1 2006	Q1 2005	LY
Income from operations	$14,097	$13,777	2.3%

Acquisitions of 11 franchise restaurants	(1,577)	—
Income from operations excluding acquisitions	12,520	13,777	(9.1)%

Annual conference expenses	2,350	—
Stock option expense	1,842	—
Charge relating to EITF 04-1	786	—
Total non-comparable items	4,978	—

Income from operations excluding acquistions and non-comparable items	$17,498	$13,777	27.0%

Reconciliation of Reported EPS to EPS before Non-Comparable Items

			Change vs
	Q1 2006	Q1 2005	LY
Diluted EPS	$0.11	$0.12	(8.3)%

Annual conference expenses	0.02	—
Stock option expense	0.02	—
Charge relating to EITF 04-1	0.01	—
Total non-comparable items	0.05	—
Diluted EPS before non-comparable items	$0.16	$0.12	33.3%